Exhibit 99.1

Grey Wolf	P r e s s R e l e a s e Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — MAY 1, 2006, GREY WOLF, INC. ANNOUNCES
RECORD NET INCOME FOR THE QUARTER ENDED MARCH 31, 2006
Houston, Texas, May 1, 2006 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $54.2 million, or $0.24 per share on a diluted basis, for the three months ended March 31, 2006 compared with net income of $23.0 million, or $0.10 per share on a diluted basis, for the first quarter of 2005. Revenues for the first quarter of 2006 were $222.9 million compared with revenues for the first quarter of 2005 of $150.0 million. The first quarter 2006 results included an after tax gain of $5.9 million ($0.03 per diluted share) for the previously announced sale in January of five rigs formerly held for refurbishment for $15.3 million.
The Company reported record total earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of $106.3 million in the first quarter of 2006 (including the $9.4 million pre-tax gain from the sale of five rigs previously held for refurbishment), up from $81.2 million the fourth quarter of 2005 and $53.6 million for the first quarter of 2005. On a per-rig-day basis, EBITDA was $10,866 for the first quarter of 2006, $8,212 for the fourth quarter of 2005 and $6,071 for the first quarter of 2005. Turnkey EBITDA per rig day in the first quarter was $19,294 and daywork EBITDA per rig day totaled $9,820. Daywork and turnkey EBITDA as well as EBITDA per rig day were the highest in the Company’s history. Daywork EBITDA per day increased by $1,594 in the first quarter of 2006, exclusive of gain in sale of assets, over the fourth quarter of last year.
“On the heels of the best year in the Company’s history, Grey Wolf produced record quarterly results for revenue, net income, and EBITDA, spurred by both daywork and turnkey operations,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Our net income increased 42% from the fourth quarter of 2005 and our dayrates rose an average of $1,500 per day across rigs and regions during the first quarter of 2006. We continue to build Grey Wolf through strategic investment in additional rig capacity buttressed by full payout term contracts and extended term contracts on a majority of our fleet.”
Grey Wolf averaged 109 rigs working in the first quarter of 2006. This compares with an average of 108 rigs working in the fourth quarter of 2005 and 98 rigs working during the first quarter a year ago. Year-to-date, the Company has refurbished and reactivated two rigs under term contracts. Leading edge rates are currently $18,500 to $26,000 per day without fuel or top drives.
The Company expects to recognize an after-tax gain in the second quarter of 2006 of approximately $2.5 million from insurance proceeds following an extensive fire that destroyed a 2,000 horsepower rig

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006
in March. The rig will be replaced at a cost of approximately $11 million by using spare components and new components to construct a 2,000 horsepower diesel electric rig expected to be placed into service by year end.
After the loss of the rig in March, Grey Wolf’s rig fleet includes 111 marketed rigs and three rigs available for refurbishment. The Company intends to reactivate all three of its remaining rigs available for refurbishment in 2006, significantly upgrading each at an average capital expenditure of approximately $11.8 million. These three rigs have been committed under term contracts with one expected to begin operations in the second quarter and the other two in the third quarter. It is expected in the aggregate that the term contracts will recover, after projected operating expense, all of the incremental capital expended in their redeployment. Grey Wolf’s marketed rig fleet will total 119 rigs following the reactivation of the three rigs available for refurbishment, the replacement of the 2,000 horsepower rig, and the delivery of four new rigs that are on order as previously announced.
“These four new 1,500 horsepower rigs are expected to be delivered by the end of 2006 and are contracted with four different customers under three-year term contracts,” said Mr. Richards. “These four new rigs, coupled with the three refurbishments and the replacement of the 2,000 horsepower rig, will add eight additional units earning revenue by the end of the year.”
Grey Wolf continues to enter into long-term contracts and, as of May 1, 2006, has 73 rigs working under such contracts. The Company has approximately 18,700 days or an average of 68 rigs contracted for the remaining three quarters of 2006, 11,900 days or an average of 33 rigs committed under term contracts in 2007, and 3,600 days or an average of 10 rigs committed in 2008. These contracts range in length from one to three years but end at various times over this period providing an opportunity to reprice at then-current market rates. The average increase in the contracted revenue per day on long-term contracts renewed during the past few months is approximately $5,800.
Capital expenditures were $28.0 million during the first quarter. Based upon rig refurbishment plans, replacement of the 2,000 horsepower rig, and the purchase of four new rigs, capital expenditures for 2006 are currently projected to be $200 million to $210 million. This projection is subject to the ultimate number of rigs purchased or returned to service during 2006.
Beginning in May 2006, the Company is providing a wage increase (approximately $540 per operating day) to rig-based personnel that will be contractually passed through to our customers in the form of higher dayrates. This increase reflects our commitment to retaining experienced crews that provide superior service to our customers and operate our rigs in a safe and efficient manner.
Based on anticipated levels of activity and dayrates during the second quarter of 2006, the Company expects to average 109 rigs working and to generate EBITDA of approximately $107.8 million for the period. Depreciation expense of approximately $17.6 million and interest expense of approximately $3.5 million is anticipated. Net income per share is expected to be approximately $0.24 on a diluted basis, using a tax rate of approximately 37% based upon the expected net income of $54.5 million for the quarter. These projected results include an approximate after-tax gain of $2.5 million related to insurance proceeds expected to be received to recover the loss of the rig damaged by fire.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006
Grey Wolf has scheduled a conference call May 2, 2006 at 9:00 a.m. CT to discuss first quarter 2006 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (888) 793-1722 domestically or (212) 676-5240 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21286296. A replay of the conference call will be available by telephone from 11:00 a.m. CT on May 2, 2006 until 11:00 a.m. CT on May 4, 2006. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21286296. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company’s services, spending by customers, the availability and financial terms of term contracts, second quarter 2006 rig activity, dayrates and financial results, projected net income and net income per share, projected EBITDA, projected tax rate, projected interest expense, expected insurance proceeds, expected rig refurbishment and new rig delivery schedule and costs, expected uses of our cash flow from operations, the sufficiency of our capital resources and liquidity, projected depreciation and capital expenditures in 2006. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2006 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 114, which will increase to 119 with the expected addition of five rigs later this year.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006

	Three Months Ended
	March 31,
	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Revenues	$222,879	$149,992
Costs and expenses:
Drilling operations	122,860	92,935
Depreciation and amortization	17,148	14,302
General and administrative	5,317	3,922
(Gain) loss on the sale of assets	(9,515)	(18)

Total costs and expenses	135,810	111,141

Operating income (loss)	87,069	38,851
Other income (expense):
Interest income	2,116	432
Interest expense	(3,269)	(2,599)

Other income (expense), net	(1,153)	(2,167)

Net income before income taxes	85,916	36,684
Income tax expense (benefit):
Current	32,609	1,172
Deferred	(942)	12,468

Total income tax expense (benefit)	31,667	13,640

Net income applicable to common shares	$54,249	$23,044

Net income per common share:(1)
Basic	$0.28	$0.12

Diluted	$0.24	$0.10

Weighted average common shares outstanding:
Basic	192,541	190,273

Diluted	236,001	234,344

	Three Months Ended
	March 31,
	2006	2005
Marketed Rigs at March 31	111	103

Average Rigs Working:
Ark-La-Tex	22	20
Gulf Coast	25	24
South Texas	28	29
Rocky Mountain	17	14
Mexico	—	1
Mid-Continent	17	10

Total Average Rigs Working (2)	109	98

(1)	Please see “Computation of Earnings per share” included in this release.

(2)	For the week ending April 20, 2006, the Company averaged 109 rigs working.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006
Operating data comparison for the three months ended March 31, 2006 and 2005.

	Three Months Ended			Three Months Ended
	March 31, 2006			March 31, 2005
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations(1)	Total	Operations	Operations	Total
		(Dollars in thousands except averages per rig day worked)
			(Unaudited)
Rig days worked	8,706	1,080	9,786	7,990	836	8,826

Contract drilling revenue	$164,367	$58,512	$222,879	$113,624	$36,368	$149,992
Drilling operating expenses	(84,481)	(38,379)	(122,860)	(66,446)	(26,489)	(92,935)
General and administrative expenses	(4,741)	(576)	(5,317)	(3,562)	(360)	(3,922)
Interest income	1,882	234	2,116	395	37	432
Gain (loss) on sale of assets	8,468	1,047	9,515	16	2	18

EBITDA	$85,495	$20,838	$106,333	$44,027	$9,558	$53,585

Average per rig day worked:
Contract drilling revenue	$18,880	$54,178	$22,775	$14,221	$43,502	$16,994
EBITDA	9,820	19,294	10,866	5,510	11,433	6,071
Reconciliation of
Earnings before interest expense, taxes, depreciation
and amortization (EBITDA) to net income
applicable to common shares
(In thousands)

	Three Months Ended				Twelve Months Ended
	June 30,
	2006	March 31,	December 31,	March 31,	December 31,	December 31,
	(projected)	2006	2005	2005	2005	2004
	(Unaudited)
Earnings before interest expense, taxes, depreciation, and amortization	$107,800	$106,333	$81,237	$53,585	$265,775	$84,342
Depreciation and amortization	(17,550)	(17,148)	(16,469)	(14,302)	(61,279)	(55,329)
Interest expense	(3,450)	(3,269)	(3,034)	(2,599)	(11,364)	(14,759)
Total income tax expense	(32,290)	(31,667)	(23,553)	(13,640)	(72,495)	(6,176)

Net income applicable to common shares	$54,510	$54,249	$38,181	$23,044	$120,637	$8,078

(1)	Turnkey operations include the results from turnkey and footage contracts.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006

	March 31,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:

Cash and cash equivalents	$214,861	$173,145
Restricted cash	788	780
Other current assets	193,248	171,670

Total current assets	408,897	345,595
Net property and equipment	503,551	499,965
Other assets	30,141	23,475

Total assets	$942,589	$869,035

Current liabilities	$111,304	$95,149
Contingent convertible senior notes	275,000	275,000
Other long term liabilities	13,989	12,403
Deferred income taxes	116,466	117,251
Shareholders’ equity	425,830	369,232

Total liabilities and shareholders’ equity	$942,589	$869,035

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 1, 2006
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended
	March 31,
	2006	2005
Numerator:
Net income	$54,249	$23,044

Add interest expense on contingent convertible senior notes, net of related tax effects: (1)	1,902	1,495

Adjusted net income — diluted	$56,151	$24,539

Denominator:
Weighted average number of shares outstanding — basic	192,541	190,273

Effect of dilutive securities: (1)
Options-treasury stock method	893	1,614
Restricted stock	110	—
Contingent convertible senior notes	42,457	42,457

Weighted average common shares outstanding — diluted	236,001	234,344

Earnings per share:
Basic	$0.28	$0.12

Diluted	$0.24	$0.10

(1)	For periods where amounts are not shown, the appropriate security was either not outstanding or was not dilutive. Please see our latest 10-K for a description of our contingent convertible notes.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com